NEWS

Anadarko Advances LNG Project
with Transportation Agreement

HOUSTON, June 30, 2005 — Anadarko Petroleum Corporation (NYSE: APC) today announced it has signed agreements for nominated capacity on a planned expansion of the Maritimes & Northeast Pipeline (M&NP) system to deliver volumes into Canadian and U.S. markets from Anadarko’s Bear Head liquefied natural gas (LNG) import terminal, which will be constructed in Nova Scotia.

     “This is a critical step in Anadarko’s development of an integrated LNG project,” said Karl Kurz, Anadarko Senior Vice President, Marketing and General Manager, U.S. Onshore. “With transportation arrangements now secured into premier North American natural gas markets, Anadarko has added value and visibility to the project while we continue to move forward with LNG supply negotiations.”

     M&NP’s proposed expansion would allow their system to accommodate Anadarko’s initial Bear Head sendout capacity of 750 million cubic feet per day to markets in eastern Canada and the U.S. Northeast. The Bear Head terminal site on Point Tupper is approximately 35 miles from the existing pipeline.

     Anadarko acquired the Bear Head terminal project in August 2004. Construction planning, site clearing and leveling, and construction of access roads for the Bear Head terminal began in late 2004 to prepare the site for major construction in 2005. In April, Anadarko entered into an agreement with Horton CBI Limited for engineering services and procurement of certain materials necessary for the construction of two 180,000-cubic-meter LNG storage tanks. Bidders also have been short-listed to participate in the engineering, procurement and construction (EPC) contract for the terminal, which is expected to be awarded in late 2005.

     First deliveries through the Bear Head terminal are targeted for late 2008.

     Anadarko Petroleum Corporation’s mission is to deliver a competitive and sustainable rate of return to shareholders by developing, acquiring and exploring for oil and gas resources vital to the world’s health and welfare. As of year-end 2004, the company had 2.37 billion BOE of proved reserves, making it one of the world’s largest independent exploration and production companies. Anadarko’s operational focus extends from the deepwater Gulf of Mexico, up through Texas, Louisiana, the Mid-Continent, western U.S. and Canadian Rockies and onto the North Slope of Alaska. Anadarko also has significant production in Algeria, Venezuela and Qatar, and exploration or production positions in several other countries. For more information about how Anadarko is bringing excellence to the surface, please visit: www.anadarko.com.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Anadarko believes that its expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. Such factors include the ability to obtain access to upstream supplies of LNG on commercially reasonable terms; competition for transportation capacity and market demand; realized gas price assumptions to include regional basis differentials and transportation charges; pipeline cost overruns; capacity turnbacks impacting rates; changes in gas quality specifications; gas supplies satisfying market demand prior to such time as the Bear Head terminal is operational; the ability to respond to challenges in international markets (including changes in currency exchange rates); the potential exercise by M&NP of options to terminate the transaction; the timely receipt of future U.S. and Canadian regulatory authorizations by M&NP; and other factors and risks identified in the “Regulatory Matters and Additional Factors Affecting Business” section of the Company’s Annual Report on Form 10-K and other public filings, press releases and discussions with Company management. Anadarko undertakes no obligation to publicly update or revise any forward looking statements.